Exhibit 14.1


                                -Code of Ethics-



                                       For

                         Falcon Ridge Development, Inc.
                                 December, 2005




                                  INTRODUCTION
                                  ------------


Falcon Ridge Development, Inc. is committed to maintaining a high standard of integrity and ethical behavior in its business practices. Falcon Ridge Development, Inc. believes that a reputation for honesty, trustworthiness and fair play is an important business asset and is essential to the long-term growth and success of the Company.

This set of Code of Ethics ("the Code") applies to Directors, officers, and employees of Falcon Ridge Development, Inc. and its wholly owned subsidiaries.

The Code follows the guiding principles set below.


                               Guiding Principles
                               ------------------

 Respect for People
 ------------------

     Falcon Ridge Development, Inc. values its staff members and is committed to maintaining an environment of courtesy and respect for everyone it encounters in its day to day business activities. Falcon Ridge Development, Inc. advocates an open communication culture throughout the organization. At the same time, it respects the privacy of its employees, customers with utmost care of all personal and business information.

Ethics and Business Integrity
-----------------------------

     Falcon Ridge Development, Inc. is committed to conducting all its business with the highest level of business ethics and integrity. We use every effort to comply with all applicable legal requirements and company policies and exercise ethics beyond the narrow sense of legal compliance. We strive to conduct all our business honestly and fairly with no conflicts of interests or undue influence.


Meeting our Responsibility
--------------------------

     Falcon Ridge Development, Inc. is committed to conducting its business responsibly and professionally. We require our staff to be fitted for his job and high level of performance and their duties. Staff is under an obligation to take reasonable care to ensure the Company meets the commitment of all its stakeholders.


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All directors, managers, supervisors, officers and employees are required to comply and act in accordance with the Code themselves and to do everything possible to influence those with whom they are working to ensure that they also act to similar standard of integrity and ethical behavior.

The Company takes all complaints seriously and will undertake investigations promptly and impartially. The senior management fully supports those who in good faith report any potential or actual breaches of the Code. The Code will be reviewed from time to time and may be supplemented by specific codes where appropriate. Directors, officers and employees who have any doubt, or any queries regarding the content of this Code of Ethics should seek the advice of the Human Resources Department.



NON-DISCLOSURE OF CONFIDENTIAL INFORMATION
------------------------------------------


Confidential Information refers to information relating to the company's business affairs, proprietary products, technology, research, development and trade secrets including those of its affiliated companies and certain entities with which the Company does business. In addition confidential information refers to documentation or information which the Company is under an obligation to keep confidential whether by law or listing rules or under contract or otherwise.

All notes, data, information, and memoranda of any nature and in particular the confidential information which shall be acquired, received or made by the staff during the course of employment or relating to his duties shall be the property of the Company and shall be the property of the Company and shall be surrendered by the staff to the Company at the termination of employment, or at the request of the Company at any time during the course of employment or any time thereafter.



CORPORATE AND FINANCIAL REPORTING
---------------------------------

Falcon Ridge Development, Inc. is committed to presenting a clear and balanced assessment of the Company's financial position and prospects. The Company always ensures the preparation of true, fair, timely and understandable financial documents and reports. Directors, officers, and employees are prohibited from making false, or misleading financial statements or corporate disclosure.

All staff is required to cooperate fully with the external auditors, and is prohibited from destroying, altering, or falsifying any records that are connected to an investigation, litigation, or legal proceeding.

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



INSIDER INFORMATION AND TRADING
-------------------------------

Staff are strictly prohibited from providing or making available confidential or insider information to anyone outside the Company without proper authorization, or using confidential or insider information for own benefit, or to benefit or harm others whether through the use of agents, partners, contractors, family members, or parties acting on his behalf or otherwise.



EQUAL OPPORTUNITIES
-------------------

The Company is committed to recruit and develop people with suitable qualifications, experience, skills, and performance, regardless of sex, martial status, family status, race, religion, or disability.

All staff should observe the requirements of the Sex Discrimination Ordinance, the Disability Discrimination Ordinance, and the Family Status Discrimination Ordinance and their respective related codes of practice. Directors, officers, and employees of Falcon Ridge Department who engages in any act of conduct of discrimination, vilification, or sexual harassment will be subject to disciplinary proceedings or terminated.

All queries should be referred to the Human Resources Department. All cases will be thoroughly investigated and treated in the strictest confidence.



HEALTH AND SAFETY
-----------------

The Company strives to provide each employee with a safe and healthful work environment. Each employee has the responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices, and reporting accidents, injuries and unsafe conditions.

Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs and alcohol. The use of illegal drugs in the workplace will not be tolerated.

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